Consent of Independent Registered Public Accounting Firm

The Board of Directors
Westport Fuel Systems Inc.
We consent to the use of our reports dated March 31, 2025, with respect to the consolidated financial statements of Westport Fuel Systems Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
August 15, 2025
Vancouver, Canada